 FORM 4                                                                                                         OMB Approval
                                             U.S.  SECURITIES AND EXCHANGE COMMISSION                     -------------------------
[ ] Check this box if no longer                     WASHINGTON, D.C. 20549                                OMB Number
    subject to Section 16. Form                                                                           Expires:
    4 or Form 5 obligations may            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                   Estimated average burden
    continue. See Instruction 1(b).                                                                       hours per response

         Filed pursuant to Section 16(a) of the Securities and Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
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1. Name and Address of Reporting       |   2. Issuer Name and Ticker or Trading Symbol     |   6. Relationship of Reporting Person
   Person 1                            |                                                   |     to Issuer (Check all applicable)
                                       |      S2 Golf Inc.                                 |     __X__ Director     _____ 10% Owner
-------------------------------------------------------------------------------------------|     __X__ Officer      _____ Other
(Last)        (First)       (Middle)   |  3. IRS or Social       |  4. Statement for       |     (give title below) (specify below)
 Buffington    Douglas         A.      |     Security Number     |     Month/Year          |     President and Chief
                                       |     of Reporting        |      3/00               |     Operating Officer
---------------------------------------|     Person (Voluntary)  |-------------------------|----------------------------------------
               (Street)                |                         |  5. If Amendment,       |   7. Individual or Joint/Group Filing
 18 Gloria Lane                        |                         |     Date of Original    |        (Check Applicable Line)
---------------------------------------|                         |     (Month/Year)        |  _X_ Form filed by One Reporting Person
(City)       (State)          (Zip)    |---------------------------------------------------|  ___ Form filed by more than one
Fairfield       NJ             07004   |                         |                         |      Reporting Person
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                                       |      Table I - Non Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1. Title of Security                   | 2.Transaction | 3.Transaction | 4.Securities Acquired(A) | 5.Amount of | 6.Owner-| 7.Nature
   (Instr. 3)                          |   Date        |   Code        |   or Disposed of (D)     | Securities  | ship    | of
                                       | (Month/Day/   |   (Instr. 8)  |   (Instr. 3, 4, and 5)   | Beneficially| Form:   | Indirect
                                       |   Year)       |               |                          | Owned at End| Direct  | Bene-
                                       |               | --------------|--------------------------| of Month    | (D) or  | ficial
                                       |               |       |       | Amount | (A)  |  Price   | (Instr. 3   | Indirect| Owner-
                                       |               |  Code | V     |        |  or  |          |   and 4)    | (I)     | ship
                                       |               |       |       |        | (D)  |          |             |(Instr.4)|(Instr.4)
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
  Common Stock                         |               |       |       |        |      |          | 2,000       |   D     |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
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FORM 4 (CONTINUED)       TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1.Title of Derivative Security | 2.Conversion | 3.Transaction | 4.Transaction | 5.Number of  | 6.Date Exer-     | 7.Title and Amount
  (Instr. 3)                   | or Exercise  | Date          |   Code        | Derivative   | cisable and      | of Underlying
                               | Price of     |               |  (Instr. 8)   | Securities   | Expiration Date  | Securities
                               | Derivative   |  (Month/Day/  |               | Acquired (A) | (Month/Day/Year) | (Instr. 3 and 4)
                               | Security     |    Year)      |               | or Disposed  |                  |
                               |              |               |               | of (D)       |--------------------------------------
                               |              |               |               | (Instr. 3,   | Date    | Expir- |        | Amount or
                               |              |               |               |  4, and 5)   | Exer-   | ation  |  Title | Number of
                               |              |               |---------------|--------------| cisable | Date   |        | Shares
                               |              |               | Code  |   V   | (A)  |  (D)  |         |        |        |
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   Call Options                | $1.84375     |   3/9/00      |   A   |  V    |14,375|       | Immed.  | See    | Common |  14,375
                               |              |               |       |       |      |       |         | Note(1)| Stock  |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
   (rights to buy)             |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
   Call Options                | $3.00 (2)    |               |       |       |      |       | Immed.  | See    | Common |   7,500
                               |              |               |       |       |      |       |         | Note(3)| Stock  |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
   (rights to buy)             |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
   Call Options                | $0.9375      |               |       |       |      |       | Immed.  |        | Common |  16,000
                               |              |               |       |       |      |       |         |        | Stock  |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
   (rights to buy)             |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
   Call Options                | $1.875 (2)   |               |       |       |      |       | Immed.  |        | Common |  27,500
                               |              |               |       |       |      |       |         |        | Stock  |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
   (rights to buy)             |              |               |       |       |      |       |         |        |        |
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
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 8.Price of   | 9.Number of    |  10.Ownership     | 11.Nature of  |
   Derivative |   Derivative   |     Form of       |    Indirect   |
   Security   |   Securities   |     Derivative    |    Beneficial |
   (Instr. 5) |   Beneficially |     Security;     |    Ownership  |
              |   Owned at End |     Direct (D) or |    (Instr. 4) |
              |   of Month     |     Indirect (I)  |               |
              |   (Instr. 4)   |     (Instr. 4)    |               |
-------------------------------------------------------------------|
              |    14,375      |        D          |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |     7,500      |        D          |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |    16,000      |        D          |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |    27,500      |        D          |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|

Explanation of Responses:
(1) Expiration date = 3/10/10 or 3 months after employment terminates.

                                                                        /s/ Douglas A. Buffington                  4/7/00
                                                                      ------------------------------------        -----------------
(2) Upon certain changes in control, exercise price becomes $0.01.       *Signature of Reporting Person 1               Date


(3) Expiration date = 1/3/09 or 3 months after employment terminates.


 1  Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.                                               Page 2

                                                  (Print or Type Responses)
